Exhibit 99.7

REVOCABLE PROXY

EAGLE BANCORP

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

EAGLE BANCORP TO BE USED AT THE SPECIAL MEETING OF STOCKHOLDERS

ON                    , 2010

The undersigned being a stockholder of Eagle Bancorp hereby appoints Larry A. Dreyer and Peter J. Johnson, or each of them, with full power of substitution in each, as proxies to cast all votes which the undersigned stockholder is entitled to cast at the Special Meeting of Stockholders to be held at            m., Mountain Time, on                    , 2010, at                                         , located at                                                                 , Helena, Montana, and any adjournments thereof. The undersigned stockholder hereby revokes any proxy or proxies heretofore given.

If you receive more than one proxy card, please sign and return all cards in the accompanying envelope. Please check your mailing address as it appears on this Revocable Proxy. If it is inaccurate, please include your correct address below.

This proxy will be voted as directed or, if no direction is given, will be voted FOR the Plan of Conversion and Reorganization under PROPOSAL 1, FOR the approval of the adjournment of the special meeting under PROPOSAL 2 and FOR the Informational PROPOSALS 3a through 3e.

NEW ADDRESS:

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____________________________

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The Board of Directors recommends a vote FOR PROPOSAL 1, PROPOSAL 2 and INFORMATIONAL PROPOSALS 3a THROUGH 3e.

1.	Adoption of the Plan of Conversion and Reorganization of Eagle Financial MHC dated December 2, 2009 pursuant to which Eagle Financial MHC will convert from the mutual holding company form to the stock form of organization.

FOR	AGAINST	ABSTAIN

2.	The approval of the adjournment of the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the plan of conversion and reorganization.

FOR	AGAINST	ABSTAIN

3.	The following informational proposals:

a. Approval of a provision in Eagle Montana’s certificate of incorporation to limit the ability of stockholders to remove directors;

FOR	AGAINST	ABSTAIN

b. Approval of a provision in Eagle Montana’s certificate of incorporation to limit business combinations with interested stockholders;

FOR	AGAINST	ABSTAIN

c. Approval of a provision in Eagle Montana’s certificate of incorporation requiring a super-majority vote to approve certain amendments to Eagle Montana’s certificate of incorporation;

FOR	AGAINST	ABSTAIN

d. Approval of a provision in Eagle Montana’s certificate of incorporation requiring a super-majority vote of stockholders to approve stockholder proposed amendments to Eagle Montana’s bylaws; and

FOR	AGAINST	ABSTAIN

e. Approval of a provision in Eagle Montana’s certificate of incorporation to limit the voting rights of shares beneficially owned in excess of 10% of Eagle Montana’s outstanding voting stock.

FOR	AGAINST	ABSTAIN

In their discretion the proxies are authorized to vote with respect to approval of the minutes of the last meeting of stockholders, matters incident to the conduct of the meeting, and upon such other matters as may properly come before the meeting.

Dated: , 2010

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(Signature)
Please date this Revocable Proxy and sign, exactly as your name(s) appears on your stock certificate. If signing as a fiduciary, please give your full title.

MARK HERE IF YOU PLAN TO ATTEND THE MEETING: